Exhibit 99.1

[SEMCO ENERGY LOGO] 1411 Third Street, PO BOX 5004, Port Huron, MI 48061-5004	NEWS RELEASE

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Assistant Treasurer & Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY BASE RATE CASE SETTLEMENT SUBMITTED FOR
MICHIGAN PUBLIC SERVICE COMMISSION APPROVAL

PORT HURON, MI, JANUARY 4, 2007 - SEMCO ENERGY, Inc. (NYSE:SEN) today announced that a proposed settlement of its SEMCO ENERGY GAS COMPANY division base rate case was filed with the Michigan Public Service Commission (MPSC) on December 29, 2006. All parties to the case agreed to the proposed settlement. The proposed settlement is expected to be considered by the MPSC on January 9, 2007.
Under the proposed settlement, revised base rates, which are intended to recover the Company’s non-gas costs of providing service, are estimated to produce total annual revenues of approximately $90.5 million. This total annual revenue figure includes an estimated increase in annual base rate revenues of approximately $12.65 million based on adjusted 2005 test year data. However, the Company expects that, based on the Company’s current projections for 2007 residential use per customer, the revised rates (if approved and implemented) would result in an increase of approximately $10.55 million in annualized base rate revenue for the Company. The Company had requested an $18.90 million base rate increase.

The Company’s proposals to change the method for collecting certain expenses and to fund customer conservation programs are not part of the proposed settlement. The settlement does address, however, a continuing decline in residential per customer consumption, by changing a key billing element in the rates charged residential customers. As part of the proposed settlement, the Company also has agreed not to file for Commission approval of further base rate changes for MPSC Division customers until after January 1, 2008.
More detailed information on specific rate changes (if approved) will be available after the MPSC acts on the proposed settlement.

SEMCO ENERGY, Inc. distributes natural gas to more than 400,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.